Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-258186

August 24, 2021

Mister Car Wash, Inc. Announces Secondary Offering of Common Stock

by Selling Stockholders

Tucson, Ariz., August 24, 2021 – Mister Car Wash, Inc. (“Company” NYSE: MCW) today announced a secondary offering of 12,000,000 shares of its common stock by investment funds affiliated with Leonard Green & Partners, L.P., several members of the Company’s management team and several other pre-IPO investors of the Company (collectively, the “Selling Stockholders”). The offering consists entirely of shares of common stock to be sold by the Selling Stockholders. The Company will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. The Selling Stockholders expect to grant the underwriter a 30-day option to purchase up to 1,800,000 additional shares of common stock.

Morgan Stanley is acting as the sole underwriter for the offering.

A shelf registration statement on Form S-1 (including a prospectus) relating to the securities being sold in the offering has been declared effective by the Securities and Exchange Commission. The offering will be made only by means of a prospectus supplement and an accompanying prospectus. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Copies of the prospectus supplement, when available, and the accompanying prospectus relating to this offering may be obtained by contacting: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014. .

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mister Car Wash® | Inspiring People to Shine®

Headquartered in Tucson, Arizona, Mister Car Wash, Inc. (NYSE: MCW) operates over 350 car washes nationwide and has the largest car wash subscription program in North America. With over 25 years of car wash experience, the Mister team is focused on operational excellence and delivering a memorable customer experience through elevated hospitality. The Mister brand is anchored in quality, friendliness and a commitment to the communities we serve as good stewards of the environment and the resources we use. We believe that when you take care of your people, they take care of your customers.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the proposed offering. These forward-looking statements are based on management’s current expectations and beliefs. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including the factors discussed under the caption “Risk Factors” in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange

Commission (the “SEC”) on July 27, 2021 (File No. 333-258186), as such factors may be updated from time to time in its other filings with the SEC, including its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, accessible on the SEC’s website at www.sec.gov and Investors Relations section of the Company’s website at www.mistercarwash.com.

These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Investors

Farah Soi/Caitlin Churchill

ICR

IR@mistercarwash.com

Media

Megan Everett

media@mistercarwash.com